Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

November 5, 2020

Haymaker Acquisition Corp. II

650 Fifth Avenue, Floor 10

New York, New York 10019

Ladies and Gentlemen:

We are United States tax counsel to Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-248711) originally filed with the Securities and Exchange Commission (the “Commission”) on September 10, 2020, under the Securities Act of 1933, as amended (the “Securities Act”), by ARKO Corp., a Delaware corporation (“New Parent”). The Registration Statement relates to the registration of (i) 40,000,000 shares of New Parent Common Stock issuable in exchange for outstanding shares of Haymaker Class A Common Stock, including shares of Haymaker Class A Common Stock included in outstanding units of Haymaker, (ii) 25,949,349 shares of New Parent Common Stock issuable in exchange for Arko Ordinary Shares calculated in accordance with the Business Combination Agreement (as defined below), excluding the estimated number of shares to be held by each of Arie Kotler and Morris Willner, and assuming all Arko shareholders elect to receive stock consideration only, (iii) 13,333,333 New Parent Warrants issuable in exchange for outstanding Haymaker Warrants, including Haymaker Warrants included in outstanding units, and (iv) 13,333,333 shares of New Parent Common Stock issuable upon exercise of New Parent Warrants, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by the Business Combination Agreement, dated as of September 8, 2020 by and among Haymaker, New Parent, Punch US Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of New Parent (“Merger Sub I”), Punch Sub Ltd., a company organized under the Laws of the State of Israel and wholly-owned direct subsidiary of New Parent (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Company”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

The Business Combination Agreement provides that Merger Sub I shall merge with and into Haymaker and, as a result, Merger Sub I shall cease to exist and Haymaker shall continue as the surviving company of the merger and shall become a wholly-owned subsidiary of New Parent. The Business Combination Agreement also provides that Merger Sub II shall merge with and into the Company, whereupon the separate existence of Merger Sub II shall cease and the Company shall continue as the surviving company of the merger and shall become a wholly-owned subsidiary of New Parent.

You have requested our opinion concerning the discussion set forth in the section entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.                Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.                All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Business Combination, and in the representation letters provided to us by Haymaker, New Parent, and the Company, are true and accurate as of the date hereof; and

c.                The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law.

Haymaker Acquisition Corp. II

November 5, 2020

Page Two

This opinion is based on current provisions of the United States Internal Revenue Code of 1986 (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than those occurring pursuant to the Business Combination Agreement, or any matter other than those specifically covered by this opinion.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION,” insofar as they address the tax considerations of (i) the redemption to the holders of Haymaker Class A Common Stock and (ii) the Business Combination for Haymaker and Arko Shareholders and for Haymaker Warrantholders, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)